Exhibit 16.1

SAMYN & MARTIN, L.L.C.

July 27, 2015

U.S. Securities and Exchange Commission
Office of the Chief Accountant
450 fifth Street, NW
Washington, DC 20549

RE:	Rubicon Financial Incorporated
File No. 000-29315
Change in Certifying Accountant

Dear Sir or Madam:

The firm of Samyn & Martin, LLC was previously principal certifying accountant for Rubicon Financial Incorporated (the “Company”) and reported on the financial statements of the Company for the year ended December 31, 2014 and 2013. We have read Item 4.01 of Form 8-K of the Company and agree with the statements concerning our Firm contained therein.

Very Truly Yours

/s/ Samyn & Martin
Samyn & Martin, LLC
411 Valentine Road, Suite 300
Kansas City, Missouri 64111

Certified Public Accountants & Consultants
411 Valentine, Suite 300
Kansas City, Missouri 64111
Phone: (816) 756-5525
Fax: (816) 756-2252